MILESTONE SCIENTIFIC SECURES $1 MILLION
REVOLVING LINE OF CREDIT
LIVINGSTON, N.J. – (PR NEWSWIRE) – July 9, 2007 – Milestone Scientific, Inc. (OTCBB:MLSS), the recognized leader in advanced injection technologies, today announced that it has secured a $1 million revolving line of credit expiring December 31, 2008 from a major shareholder to enhance the Company’s available cash resources. Borrowings will bear interest at 6% per annum, compounded quarterly in arrears, and borrowings and repayments under the line may be made from time to time until the expiration date of the line. All borrowings and interest thereon must be repaid by June 30, 2010, and after the expiration date of the line, may be repaid by Milestone, at its option, in shares of Common Stock. After December 31, 2008, the lender may convert all or any part of the then outstanding balance and interest thereon into shares of common stock at $4.00 per share. Three-year warrants, exercisable at $5.00 per share in an amount determined by dividing 50% of the amount borrowed by $5.00, will be issued on each drawdown. There is no facility fee on the line.
Leonard Osser, Chairman and CEO of Milestone, stated, “We are pleased that we have successfully secured a source of capital at terms favorable to the Company and its near term growth objectives, and are highly appreciative of our shareholder’s generous vote of confidence in and economic support of Milestone’s business plan. It is our intention to partially tap these funds, if necessary, to support the formal U.S. market launch of our Single Tooth Anesthesia (STA™) system, planned for the fourth quarter of this year. This important initiative remains firmly on track, as our marketing and sales partners at Henry Schein and CoreStrength work with us to refine our final retail pricing and market penetration strategies.”
“In addition, although we hope to model all future product development collaborations related to medical applications of our patented CompuFlo™ technology on our recent agreement with Carticept Medical, (which provides for Carticept to fund all regulatory and product commercialization costs), we realize that partnering opportunities may present themselves that would require our financial participation. With access to this revolving facility, we are now empowered to pursue without hesitation those compelling situations that may mandate our immediate consideration,” continued Osser.
In closing, Osser added, “In light of Milestone’s management team’s current discussions with companies in the medical arena, coupled with this line of credit and our current cash on hand, we believe there will be no need to direct management’s attention to raising additional capital during the next 12 months. Notwithstanding that any extraordinary opportunities emerge that would require our board of directors and management team to revisit our capital needs, we believe we are now ideally positioned to move forward with confidence and purpose.”
About Milestone Scientific, Inc.
Headquartered in Livingston, New Jersey, Milestone Scientific is engaged in pioneering proprietary, highly innovative technological solutions for the medical and dental markets. Central to the Company’s IP platform and product development strategy is its patented CompuFlo™ technology for the improved and painless delivery of local anesthetic. Specifically, CompuFlo is a computer-controlled, pressure sensitive technology, which provides real-time readouts of pressures, fluid densities and flow rates, enabling the advanced delivery and removal of a wide array of fluids. The Single Tooth Anesthesia (STA™) computer-controlled local anesthesia delivery system which uses this technology provides dentists with audible and visual signals as to in-tissue pressure. Milestone’s existing painless injection systems are currently sold in 25 countries. For more information on these and other innovative Milestone products, please visit the Company’s web site found at www.milesci.com.
Safe Harbor Statement
This press release contains forward-looking statements regarding the timing and financial impact of the Milestone’s ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone’s periodic filings with the Securities and Exchange Commission, including without limitation, Milestone’s Annual Report on Form 10-KSB for the year ended December 31, 2006. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC
Dodi Handy, President and CEO, or
Daniel Conway, Chief Strategist
407-585-1080 or via email at mlss@efcg.net